Exhibit 99.1

QPAGOS Shows Continuing Q2 Revenue Growth

Mexico City, August 15, 2018 – QPAGOS (QPAG: OTCQB) announced that 2nd quarter 2018 results continue the strong revenue growth trend shown in the first quarter, as reported yesterday in the company’s filed 10Q.

Revenues for the three months ending June 30, 2018 were $ 1,701,763, a 67.3% increase over the same quarter in 2017, and a 62.8% increase over the same January to June period of 2017.

During the 2nd quarter, collections at new locations, particularly municipalities, contributed to this growth, as Qpagos government services solutions have expanded throughout the country.

“We believe our second quarter revenue growth, together with growth trend shown in the first quarter, validates the potential of the Mexican electronic payments market as QPAGOS continues to position itself as a valuable player in this sector,” said Gaston Pereira, President and CEO of QPAGOS. “During the quarter several new relationships have been developed which should bear fruit in upcoming quarters.”

ABOUT QPAGOS

United States based QPAGOS offers cutting edge digital payment services for consumers and service providers in Mexico where 60% of the adult population does not have a bank account and where 95% of consumer purchase are made in cash. It operates a network of self-service kiosks and applications offering alternative payment more convenient for consumers and a more efficient billing platform for service providers. (www.qpagos.com)

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statement of historical fact contained in this press release are forward-looking statements. In some case, forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate, “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” or “will” or the or the negative of these terms or other comparable terminology and include statements regarding our second quarter revenue growth, together with growth trend shown in the first quarter, validating the potential of the Mexican electronic payments market and new relationships bearing fruit in upcoming quarters . These forward-looking statements are based on expectations and assumptions as of the date of the press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectation include, among others, our ability to continue the revenue growth trend shown in the first and second quarters, the ability of our new relationships to contribute to QPAGOS and the other risks outlined under “Risk Factors” in QPAGOS’ Current Report on Form 8-K dated May 13, 2016 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q, 10-K and 8-K. The information in this release is provided only as of the date of this release, and QPAGOs does not undertake any obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For investor inquiries please call (888) 238-1466 (+1-881-238-1466 for international callers) or email investors@qpagos.com

For business inquiries please call (844) 470-5531 or email info@qpagos.com